Exhibit 99.1

Education Corporation of America Purchases Kaplan College Campuses
Added Scale Strengthens Entire Campus Portfolio
Birmingham, Ala. and Fort Lauderdale, Fla., February 12, 2015-Education Corporation of America (ECA), which operates private, accredited colleges across the U.S., has reached an agreement with Kaplan Higher Education to acquire its 38 Kaplan College Campuses in an all-stock transaction that will give Kaplan a preferred equity interest in ECA. Financial terms are not being disclosed.
“This purchase is an exciting opportunity for Education Corporation of America,” said Stu Reed, Chief Executive Officer of Education Corporation of America. “The Kaplan College campus portfolio offers programs that are a great fit with our Virginia College campuses, and are accredited by the same accrediting body, Accrediting Council for Independent Colleges and Schools (ACICS). The geographic footprints of our organizations are complementary with very little overlap. Most importantly, both organizations share a deeply held passion for helping students transform their lives through career training programs.”
“We think Education Corporation of America presents an optimum match for the Kaplan College Campus portfolio of institutions and programs and anticipate they will bring the benefits of added scale to these operations,” said Thomas C. Leppert, Chief Executive Officer of Kaplan, Inc. “We are delighted that ECA plans to retain the employees at the Kaplan campuses. For faculty, administrators and students this change of ownership should be relatively seamless. This new combination promises to strengthen the individual campuses across the board.”
Education Corporation of America operates Virginia College, Golf Academy of America, Ecotech Institute, and New England College of Business. Its Virginia College offers associate’s, bachelor’s and master’s degrees in career-focused programs, through 27 campuses located primarily in the southeast as well as online programs. Its other seven colleges offer a range of degree programs in specialized and professional fields in a variety of on-campus and online settings.
Kaplan College Campuses, which also include Kaplan Career Institutes, TESST College of Technology and Texas School of Business locations, will be acquired by Education Corporation of America. Over 12,500 students are currently enrolled in these schools.
Both Virginia College and the Kaplan Colleges are nationally accredited by the Accrediting Council for Independent Colleges and Schools (ACICS).
As part of the transaction, Kaplan will have the right to appoint one member to the board of directors of Education Corporation of America.
In the U.S, Kaplan Higher Education will continue to operate Kaplan University and the eight professional schools under its banner, including Concord Law School, the Schools of Business and Information Technology, General Education, Health Sciences, Nursing, Social and Behavioral Sciences as well as the School of Professional and Continuing Education and KU Open College.
Kaplan University offers online degrees and campus-based programs as well as blended learning environments. It is regionally accredited by the Higher Learning Commission and is a member of the North Central Association of Colleges and Schools. Kaplan will also continue to own and operate Mount Washington College (MWC), which serves students through its Manchester, NH campus and online programs. MWC is regionally accredited by the New England Association of Colleges and Schools (NEASC).

The combined ECA footprint, after the transaction closes, will include more than 70 career-oriented campuses and online programs across 20 states, serving approximately 30,000 students. The transaction, which requires certain regulatory and accrediting agency approvals, is expected to close in about 90 to 180 days.
About Virginia College and Education Corporation of America
Birmingham, Ala.-based Education Corporation of America (ECA) is a leader in the post-secondary career school market with current enrollment of over 18,000 students. Holdings include Virginia College, founded in 1983, a private institution of higher education that offers non-degree and associate's, bachelor's and master's degree programs in 27 different cities in Alabama, Mississippi, Florida, Tennessee, Georgia, North Carolina, South Carolina, Virginia, Louisiana, Oklahoma and Texas. Virginia College also offers classes online via www.vconline.edu and operates Culinard, the Culinary Institute of Virginia College, Golf Academy of America schools in California, Arizona, South Carolina, Texas and Florida, and Ecotech Institute in Colorado. These schools are accredited by the Accrediting Council for Independent Colleges and Schools (ACICS) which is listed as a nationally recognized accrediting agency by the U.S. Department of Education and is recognized by the Council for Higher Education Accreditation (CHEA). ECA also includes the regionally accredited New England College of Business, which is accredited by the New England Association of Schools and Colleges (NEASC).
About Kaplan
Kaplan, Inc. is a leading international provider of educational and career services for individuals, schools and businesses. Kaplan serves students of all ages through a wide array of offerings including higher education, test preparation, professional training and programs for kids in grades K through 12. Kaplan is a subsidiary of Graham Holdings Company (NYSE: GHC) and its largest division. For more information, please visit www.kaplan.com.

Media Contacts:
ECA
Diane Worthington
diane.worthington@ecacolleges.com
205-329-7911 (o)

Kaplan
Stephen White
stwhite@kaplan.edu
954-515-4124 (o) / 954-684-9680 (m)